ETF Opportunities Trust 485BPOS

Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 31, 2022, relating to the financial statements and financial highlights of Formidable ETF and Formidable Fortress ETF, each a series of ETF Opportunities Trust, for the period ended March 31, 2022, and to the references to our firm in this Registration Statement on Form N-1A of Formidable Small/Mid Cap ETF, a series of ETF Opportunities Trust, under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 28, 2022